Exhibit 1

SPECIAL NOTICE TO WARRANTHOLDERS

OF PERU COPPER INC.

DATED February 22, 2006

Re:	Common Share Purchase Warrants (the “Warrants”) of Peru Copper Inc.

(the “Company”) exercisable at a price of US$2.00 per share until March 18, 2006

On October 6, 2004, the Company issued an aggregate of 21,863,659 publicly tradeable warrants (“Warrants”), exercisable at a price of US$2.00 per share until 5 p.m. (Toronto time) on March 18, 2006 (the “Expiry Date”). These Warrants trade on both the Toronto Stock Exchange and the American Stock Exchange. AS THE EXPIRY DATE IS A SATURDAY, YOU WILL HAVE UNTIL 5 P.M. (TORONTO TIME) THE NEXT BUSINESS DAY, BEING MONDAY, MARCH 20, 2006, TO EXERCISE YOUR WARRANTS. YOUR WARRANTS WILL EXPIRE AT THE CLOSE OF BUSINESS ON MARCH 20, 2006 AND THE COMPANY WILL NOT BE EXTENDING THE EXPIRY DATE.

If you wish to exercise your Warrants, you may do so by surrendering your Warrant Certificate(s) and completed subscription form (which is printed on the back of your Warrant Certificate) together with a certified cheque, bank draft or money order payable in U.S. Dollars to or to the order of Peru Copper Inc. to the Company’s Warrant Agent, Computershare Trust Company of Canada (“Computershare”) at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1.

SPECIAL NOTE TO US WARRANTHOLDERS: Each warrant certificate representing Warrants originally issued by the Company to a U.S. Person, a person in the United States or a person for the account or benefit of a U.S. Person or a person in the United States (collectively “U.S. Persons”), and the certificates evidencing the Common Shares issued upon exercise of such Warrants and all certificates issued in exchange therefore or in substitution thereof bear a US Legend (“US Legend”). On April 15, 2005, the United States Securities and Exchange Commission declared effective the Company’s Registration Statement on Form F-1, pursuant to which your Warrants became registered for resale in the United States (the “U.S. Registration”). As a result of the Company’s U.S. Registration, all Warrants issued and issuable to U.S. Persons are now freely tradeable in the United States, and there is no longer a requirement for such Warrants to bear a legend restricting sales in the United States.

This means that all Warrantholders who hold legended Warrant Certificates may surrender these legended Warrant Certificates for the re-issuance of warrant certificates without the U.S. Legend by submitting your legended Warrant Certificates to the Company’s Warrant Agent, Computershare Trust Company of Canada (“Computershare”) at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1. Computershare has been instructed to immediately process all US Legend removal requests which it may receive. No special or additional documentation is required to be submitted to Computershare by Warrantholders in support of their legend removal requests. IT IS IMPORTANT TO NOTE THAT REGARDLESS OF WHETHER YOUR PHYSICAL WARRANT CERTIFICATES CURRENTLY HAVE A U.S. LEGEND IMPRINTED ON THEM, THE U.S. LEGEND HAS BEEN CLEANSED FROM YOUR SECURITIES AND YOUR WARRANTS ARE NO LONGER SUBJECT TO THE TRANSFER RESTRICTION DESCRIBED IN THE US LEGEND AND ARE FREELY TRADEABLE BY VIRTUE OF THE COMPANY’S U.S. REGISTRATION. In other words, YOUR WARRANTS ARE NOT RESTRICTED and you may trade them on either the Toronto Stock Exchange or the American Stock Exchange or you may exercise them. Upon exercise of your Warrants, YOU WILL RECEIVE UNRESTRICTED COMMON SHARES OF THE COMPANY. If you wish to only partially exercise your Warrants, you will receive unrestricted Common Shares of the Company for the portion exercised together with a new Warrant Certificate representing the Warrants not then exercised which will also be free of any restrictions.

If any Warrantholder has questions regarding any of the foregoing, you should contact Computershare Trust Company of Canada at 1-800-564-6253 (in Canada and the U.S.) or your may call Christine Gregory, Legal Administrator, at Peru Copper Inc. at 604-628-1107.

PERU COPPER INC.

Thomas J. Findley
Chief Financial Officer